Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-173856 on Form S-3 of our report dated July 10, 2009, relating to the financial statements of Automotive Specialty Accessories and Parts, Inc. (a Delaware Corporation) and subsidiaries as of and for the years ended December 27, 2008 and December 29, 2007, appearing in the Form 8-K/A of U.S. Auto Parts Network, Inc. and subsidiaries dated October 29, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
August 8, 2011